PRESS RELEASE	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	JOHN P. NELSON
PRESIDENT
(515) 232-6251

September 19, 2018

AMES NATIONAL CORPORATION ANNOUNCES THE ACQUISIITON AND MERGER OF CLARKE COUNTY STATE BANK

AMES, IOWA –Ames National Corporation (the “Company”) today announced the completion of its previously announced acquisition of Clarke County State Bank (“Clarke County”) by First National Bank, Ames, Iowa (“First National”), a 100% owned subsidiary of the Company. Clarke County is headquartered in Osceola, Iowa with offices in Osceola and Murray, Iowa. The acquisition was structured as a purchase of all the outstanding stock of Clarke County from its parent holding company for a cash payment of approximately $14.8 million, followed by the merger of Clarke County into First National, with First National surviving the merger.

Clarke County has approximately $103 million in assets, approximately $77 million in loans and approximately $83 million in deposits as of September 14, 2018. The addition of Clarke County to First National brings a stable loan and deposit customer base, a quality group of bankers, and improved geographic footprint for the Company. The synergies between the Clarke County and First National’s approach to customer service and community involvement are also key components in this strategic acquisition.

Scott T. Bauer, President of First National Bank, commented, “We are pleased to welcome the Clarke County State Bank family of customers and employees to First National Bank. It’s been exciting to work with the team in Osceola over the last few months as we prepared to combine the experience and knowledge of two long-time community banks into one organization. Together, we look forward to our mutual commitment to providing a local, community banking experience, offering the latest in banking technology and building strong relationships.”

Ames National Corporation is listed on the NASDAQ Capital Market under the ticker symbol, ATLO. The Company’s affiliate banks include: First National Bank, Ames, Iowa; Boone Bank & Trust Co., Boone, Iowa; State Bank & Trust Co., Nevada, Iowa; Reliance State Bank, Story City, Iowa; and United Bank & Trust NA, Marshalltown, Iowa. Additional information about the Company can be found at www.amesnational.com.